FIFTH AMENDMENT OF OFFICE LEASE

        This Fifth Amendment (this “Amendment”) is made and entered into effective as of April 30, 2004 by and between NINE PENN CENTER ASSOCIATES, L.P., a Pennsylvania limited partnership (“Landlord”) and PMA CAPITAL INSURANCE COMPANY (“Tenant”).

BACKGROUND

        A. Pursuant to that certain Office Lease between Landlord and Lorjo Corp. (the “Original Lessee”) dated as of May 26, 1994, as amended by that certain First Amendment of Office Lease dated October 30, 1996, by that certain Second Amendment of Office Lease dated as of December 1, 1998, by that certain Assignment and Assumption of Lease and Consent dated as of December 29, 2000, by that certain Third Amendment of Office Lease dated as of May 16, 2001, and by that certain Fourth Amendment of Office Lease (the “Fourth Amendment”) dated as of July 2, 2003 (as so amended, the “Lease”), Landlord leases to Tenant certain premises (the “Premises”) agreed to contain (i) 83,903 Rentable Square Feet of office space (being the entire Rentable Area of each of the 28th, 29th and 30th floors, and 16,284 Rentable Square Feet on the 27th floor), and (ii) 4,384 Rentable Square Feet of space on the P-2 level (the “P-2 Space”) used solely for storage, mail handling and other administrative functions (which P-2 Space is not included in the Rentable Area of the Premises for purposes of computing any allowances payable by Landlord), in the building presently known as Mellon Bank Center, located at 1735 Market Street in Philadelphia, Pennsylvania (the “Building”).

        B. Pursuant to the aforesaid Assignment and Assumption of Lease and Consent dated as of December 29, 2000, the Original Lessee assigned to Tenant, which assumed, all of the Original Lessee’s right, title and interest as tenant under the Lease.

        C. Landlord and Tenant now desire to further amend the Lease as hereinafter set forth.

AGREEMENTS

        NOW, THEREFORE, intending to be legally bound hereby and in exchange for good, valuable and sufficient consideration received, Landlord and Tenant agree that the Lease is hereby amended as follows:

        1.Background; Definitions. The Background of this Amendment, above, is hereby incorporated within and agreed to form a part of the agreements contained in this Amendment. All terms defined in the Lease and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Lease when used in this Amendment. In addition, as used in this Amendment, the following terms shall have the following meanings:

               Effective Date. The term "Effective Date" shall mean September 30, 2004.

               Reduction Space. The term “Reduction Space” shall mean that portion of the Premises, agreed to contain 61,252 Rentable Square Feet, comprising (a) the entire rentable areas of the 28th and 29th floors of the Building and (b) 16,284 Rentable Square Feet on the 27th floor.

               Remaining Space. The term “Remaining Space” shall mean (a) that portion of the Premises, agreed to contain 22,651 Rentable Square Feet, comprising the entire rentable area of the 30th floor of the Building, and (b) the 4,384 Rentable Square Feet contained in the P-2 Space.

        2. Reduction of Premises. Effective as of the Effective Date, the Premises shall be permanently reduced by the elimination therefrom of the Reduction Space. The resulting Premises shall consist of the Remaining Space. Effective on the Effective Date, the Lease is amended to define the term “Premises” to mean the Remaining Space.

        3. Vacation of Reduction Space; Holdover. Tenant, Tenant’s sublessees and licensees, and all other persons and entities claiming by, through and under Tenant shall vacate the Reduction Space, removing all goods and effects therefrom and leaving same vacant, broom clean, and otherwise in the condition in which the Premises is required to be left at the end of the Term, at Tenant’s sole expense, on or before the Effective Date (“Vacation”). In the event that Tenant shall fail to complete Vacation on or before the Effective Date, then such continued occupancy shall (without limiting any of Landlord’s rights or remedies concerning an Event of Default) constitute a tenancy at sufferance from month to month at a minimum monthly rent equal to two (2) times the total of the Minimum Rent payable for the Reduction Space for the month of the September, 2004 and, in addition thereto, Tenant shall pay to Landlord (a) all other Rent falling due during the holdover period (without increase), as if the Term had been extended, plus (b) an amount equal to all damages, consequential as well as direct, sustained by Landlord by reason of Tenant’s retention of possession of the Reduction Space. Neither Landlord’s demand nor Landlord’s receipt of the aforesaid compensation for use and occupancy shall be deemed to provide Tenant with any right to any use, occupancy, or possession of the Reduction Space either for the period for which such compensation has been demanded or paid, or for any time before or after such period. The provisions of this Section 3 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided in the Lease or at law or in equity.

        4. Landlord’s Contingency. Tenant acknowledges that Landlord is presently negotiating to lease the Reduction Space to Sun Oil Company or one of its affiliated entities (the “Successor Lessee”). Tenant agrees that if Tenant has not received from Landlord, within forty-five (45) days after the date of this Amendment, written notice from Landlord stating Successor Lessee and Landlord have executed a lease for the Reduction Space (“Landlord’s Notice”), then this Amendment shall be null and void as of the expiration of such forty-five (45) days. In order to enable Landlord to pursue negotiations with the Successor Lessee respecting such lease, Landlord and Tenant agree that, apart from Landlord’s negotiations with the Successor Lessee, neither Landlord nor Tenant shall offer the Premises or any portion thereof for lease or sublease to any third party for a period of thirty (30) days after the date of full execution of this Amendment; provided, however, that Tenant may continue to show the Premises or any portion thereof to prospective sublessees during such period.

        5. Termination Fee. In consideration of Landlord’s agreements contained in this Amendment, and as a material inducement to Landlord to execute this Amendment, Tenant agrees to pay to Landlord the sum of One Million Dollars ($1,000,000.00) by federal wire transfer to Landlord’s account not later than the tenth (10th) calendar day after Tenant receives Landlord’s Notice. Landlord’s Notice shall contain wiring instructions for Landlord’s account, if not previously delivered to Tenant.

        6. Deletion of Fourth Amendment Provisions; Termination of Guaranty.

               6.1 Effective upon full execution of this Amendment, the following sections of the Fourth Amendment are deleted from the Fourth Amendment and shall be of no further force or effect, and Tenant releases Landlord from any liability for the payment of any allowances or other sums payable thereunder:

Section 2	(27th Floor Expansion Option)
Section 3	(Extension of Term; Renewal Options)
Section 4	(Rent)
Section 5	(Storage Space First Offer Right)
Section 6	(Tenant Work and Renovations; Allowance)
Section 7	(Right of First Offer)
Section 8	(Contraction Option)
Section 9	(Temporary Space)
Section 11	(Refurbishment Allowance)

               6.2 Effective upon full execution of this Amendment, that certain Guaranty, dated as of July 2, 2003, given by HRPT Properties Trust to Tenant as security for Landlord’s performance of certain obligations under the Fourth Amendment, is terminated and shall be of no further force or effect, and Tenant releases HRPT Properties Trust from any liability thereunder.

        7. Extension of Term; Subordinate Renewal Option.

               7.1 Extension. The Term of the Lease is hereby extended for the period commencing January 1, 2005 and ending December 31, 2011 (the “Extended Term”). The term “Termination Date”, as used in the Lease, is amended to mean December 31, 2011.

               7.2 Subordinate Renewal Option. Subject to the right and option of the Successor Lessee, intended to be contained in its lease of the Reduction Space, to elect to expand its leased premises to include the Remaining Space effective as of January 1, 2012 (the “Superior Right”), Tenant is granted the option to extend the Term of the Lease, with respect to all of the Premises as then constituted, for one (1) consecutive additional period of five (5) years (the

“Renewal Term”), commencing on January 1, 2012 and ending December 31, 2016 (the “Renewal Expiration Date”), on the following terms and conditions:

                     7.2.1 No event of default shall exist under the Lease, either at the time of Tenant's giving of its renewal notice to Landlord or at the commencement of the Renewal Term (unless Landlord elects, in its sole discretion, to waive such condition);

                     7.2.2 At the time of Tenant's giving of its renewal notice, Tenant shall not be subleasing portions of the Premises aggregating more than 5,000 Rentable Square Feet;

                     7.2.4 Tenant shall have delivered to Landlord written notice of Tenant's election to exercise its option respecting the Renewal Term on or before January 1, 2011; provided, however, that in the event that the Successor Tenant exercises the Superior Right on or before September 30, 2010, Landlord shall give Tenant written notice of such exercise, whereupon all of Tenant’s rights under this Section 7, and any notice of renewal theretofore given by Tenant hereunder, shall automatically be null and void;

                     7.2.5 All lease terms for the Renewal Term shall be the same as specified for the initial Term of this Lease, except that (a) there shall be no further option to renew or extend the Term of this Lease beyond the Renewal Term, (b) there shall be no allowances or inducements payable by Landlord during the Renewal Term, and (c) minimum annual rent payable during the Renewal Term shall be the greater of (1) 95% of the Market Rental Rate (as defined in Section 7.2.7 hereof) in effect at the commencement of the Renewal Term, or (2) the minimum annual rent payable by Tenant during 2011; and

                     7.2.6 At Landlord's election, Landlord and Tenant shall promptly execute and deliver to one another an amendment to the Lease, in reasonable form prepared by Landlord, confirming Tenant’s exercise of its option hereunder and the minimum annual rent payable during the Renewal Term in question.

                     7.2.7 For purposes of this Section 7.2, the term "Market Rental Rate" shall be defined as the rate of annual minimum rent being quoted by Landlord to prospective tenants of the Building or being charged to tenants whose leases have commenced within the preceding six months, for terms of length similar to the Renewal Term for comparable space (considering size and location) in the Building (or which would be quoted if comparable space were available), to be determined as follows:

                             7.2.7.1 Landlord shall determine the Market Rental Rate for the Renewal Term and give Tenant notice thereof (a “Rental Notice”) in each case following Tenant’s exercise of its option to renew (and not later than thirty (30) days following receipt of Tenant’s notice exercising its option to renew). Should Tenant disagree with Landlord’s determination, Tenant shall so notify Landlord within fifteen (15) days after Tenant’s receipt of the Rental Notice (failure of Tenant to timely notify Landlord of Tenant’s disagreement shall conclusively constitute Tenant’s acceptance of Landlord’s determination), and Landlord and

Tenant shall negotiate reasonably and in good faith to attempt to reach agreement for a period of thirty (30) days following Landlord’s receipt of such notice. If Landlord and Tenant are unable to agree on the Market Rental Rate within such thirty (30) day period, Tenant may elect, by notice delivered to Landlord within ten (10) days after the expiration of such thirty (30) day period, to either rescind its election to enter into a Renewal Term or to have the Market Rental Rate for such Renewal Term determined by appraisal in accordance with the procedures set forth in Subsection 7.2.7.2 hereof, the results of which shall be binding upon both Landlord and Tenant (failure of Tenant to timely notify Landlord of Tenant’s election shall conclusively constitute Tenant’s acceptance of Landlord’s determination of the Market Rental Rate set forth in the Rental Notice).

                             7.2.7.2 Within ten (10) days after Tenant notifies Landlord of Tenant's election to determine Market Rental Rate by appraisal, each of Landlord and Tenant shall, by written notice to the other, designate an appraiser having at least ten (10) years experience as a licensed Pennsylvania real estate broker or MAl appraiser doing a substantial amount of business in the Center City, Philadelphia area. Within ten (10) days following the appointment of the second of such appraisers, the two appraisers so appointed shall select a third appraiser meeting the same requirements as to experience. In the event that the two appraisers are unable timely to agree upon the third appraiser, then Landlord and Tenant shall attempt to agree upon the third appraiser within ten (10) days thereafter, and if they fail to do so the third appraiser shall be an appraiser meeting the qualifications herein set forth and appointed under the commercial arbitration rules of the American Arbitration Association relating to appointment of arbitrators. The three appraisers so chosen shall render their decision as to the Market Rental Rate (as such term is hereinafter defined) within thirty (30) days following the appointment of the third appraiser. Should the three appraisers be unable to agree on the Market Rental Rate, the Market Rental Rate shall be the average of the three respective Market Rental Rates determined by the three appraisers, excluding from such computation, however, any Market Rental Rate which deviates by more than fifteen percent (15%) from the median of the three Market Rental Rates so determined. Landlord and Tenant shall each bear their own costs of such appraisal and shall equally share the cost of the third appraiser and any arbitration hereunder.

                             7.2.7.3 Notwithstanding anything to the contrary hereinabove set forth in this Section 7, in the event Tenant shall elect the aforesaid appraisal determination of the Market Rental Rate for the Renewal Term, the term “Market Rental Rate” shall be defined as the rate of annual minimum rent being charged or quoted by Landlord for office space in the Building and by Landlord and other landlords for office space in those buildings commonly known as “trophy buildings” (including, without limitation, One Liberty Place, Two Liberty Place, Two Logan Square and Bell Atlantic Tower) to tenants whose leases have been executed within the six months preceding the time of appraisal, for terms similar in length to the Renewal Term, for comparable space (considering size and location) in such buildings (or which would be so charged if comparable space were available), taking into account “free rent” and other lease concessions then being commonly offered in such buildings.

        8. Rent.

               8.1 Minimum Rent.

                     8.1.1 Section 4.1 of the Lease is amended to provide that, from and after the Effective Date, and during the Extended Term, Tenant shall pay Minimum Rent for the Premises, exclusive of the P-2 Space, as follows (as used in this chart, “RSF” means “Rentable Square Foot”):

10/1/04 - 12/31/04	$297,695.00 per annum; $24,807.92 per month ($12.50/RSF for 12,946 RSF, and $14/RSF for 9,705 RSF)

1/01/05 - 12/31/11	$450,754.90 per annum; $37,562.91 per month ($19.90/RSF)

                     8.1.2 The Lease is amended to provide that during the Extended Term Tenant shall pay Minimum Rent for the P-2 Space as follows:

10/1/05 - 12/31/11	$21,920.00 per annum; $1,826.67 per month

               8.2 Operating Expenses and Real Estate Taxes. The parties confirm that, from and after the date of full execution of this Amendment, Tenant’s Expense Share shall be derived by dividing the Rentable Area of the Premises (including the P-2 Space) by 1,245,175 Rentable Square Feet (being the aggregate of the Rentable Area of the Office Space (1,231,518 Rentable Square Feet) and the Rentable Area of the Storage Space (13,657 Rentable Square Feet)). Effective solely for periods commencing on or after the Effective Date, (a) the term “Tenant’s Tax Share”, wherever used in the Lease, shall be defined to mean 1.6720%, and (b) the term “Tenant’s Expense Share”, wherever used in the Lease, shall be defined to mean 2.1712%.

        9. Reduction Allowance. Subject to Tenant remaining PMA Capital Insurance Company, Landlord grants to Tenant an allowance in the sum of $200,000.00, to be applied to the payment or reimbursement of Tenant’s actual out-of-pocket costs and expenses incurred by Tenant in connection with Tenant’s consolidation and move from the Reduction Space into the Remaining Space (the “Reduction Allowance”). Tenant may draw upon the Reduction Allowance by submitting to Landlord, not more often than once in any calendar month, a voucher for the sum requested, executed by Tenant’s Construction Representative and by an officer of Tenant and in form approved by Landlord (which approval shall not be unreasonably withheld), setting forth in reasonable detail the amount of the costs desired to be paid or reimbursed and identifying the labor, fees and costs to which it relates. Landlord shall pay to Tenant the amount of each Tenant voucher within a reasonable time after Landlord shall have received and approved each such voucher, until the Reduction Allowance is exhausted. Notwithstanding the foregoing, (a) the Reduction Allowance may only be drawn upon in reimbursement of costs incurred during the period commencing upon Tenant’s receipt of Landlord’s notice that a lease with the Successor Lessee has been fully executed and ending on

September 30, 2005, and (b) all of Tenant’s vouchers seeking payments from the Reduction Allowance must be received by Landlord on or before December 31, 2005.

        10. Parking Spaces. Effective as of the Effective Date, Section 35.20 of the Lease is amended to reduce the number of monthly contract parking spaces that shall be provided to Tenant thereunder on a non-reserved basis in the Garage Space from eighteen (18) to two (2).

        11. Brokers. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker, agent, finder or other person in the negotiation for or the obtaining of this Amendment, and each agrees to indemnify and hold the other harmless from any and all costs (including reasonable attorneys’ fees) and liability for commissions or other compensation claimed by any such broker, agent, finder or other person employed by the indemnifying party or claiming to have been engaged by the indemnifying party in connection with this Amendment.

        12. Confirmation of Remedy. In order to preserve for Landlord the benefit of the remedy of confession of judgment for ejectment contained in the Lease, Sections 17.2.3 and 17.2.5 of the Lease are hereby restated and ratified as follows:

               17.2.3 any prothonotary or attorney of any court of record is hereby irrevocably authorized and empowered to appear for Tenant in any action to confess judgment against Tenant, and may sign for Tenant an agreement, for which this Lease shall be his sufficient warrant, for entering in any competent court an action or actions in ejectment, and in any suits or in said actions to confess judgment against Tenant as well as all persons claiming by, through or under Tenant for the recovery by Landlord of possession of the Premises. Such authority shall not be exhausted by any one or more exercises thereof, but judgment may be confessed from time to time as often as any event set forth in Subsection 17.1 hereof shall have occurred or be continuing. Such powers may be exercised during as well as after the expiration or termination of the original Term and during and at any time after any extension or renewal of the Term, and/or

               17.2.5 In any confession of judgment for ejectment, Landlord shall cause to be filed in such action an affidavit setting forth the facts necessary to authorize the entry of judgment and if a true copy of this Lease (and of the truth of the copy, such affidavit shall be sufficient proof) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, notwithstanding any law, rule of court, custom or practice to the contrary. Tenant releases to Landlord, and to any and all attorneys who may appear for Tenant, all procedural errors in any proceedings taken by Landlord, whether by virtue of the powers of attorney contained in this Lease or not, and all liability therefor. Tenant expressly waives the benefits of all laws, now or hereafter in force, exempting any property within the Premises or elsewhere from distraint, levy or sale. Tenant further waives the right to any notice to remove as may be specified in the Pennsylvania Landlord and Tenant Act of April 6, 1951, as amended, or any similar or successor provision of law, and agrees that five (5) days notice shall be sufficient in any case where a longer period may be statutorily specified, and/or

        13. Effect of Amendment. As amended hereby, the Lease remains in full force and effect. In the event of any conflict or inconsistency between the terms of this Amendment and the remaining terms of the Lease, the terms of this Amendment shall govern and control.

        SECTIONS 17.2.3 AND 17.2.5 OF THE LEASE, RESTATED IN THIS AMENDMENT, PROVIDE FOR THE CONFESSION OF JUDGMENT AGAINST TENANT FOR EJECTMENT. IN CONNECTION THEREWITH, TENANT, KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND UPON ADVICE OF SEPARATE COUNSEL, UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA. WITHOUT LIMITATION OF THE FOREGOING, TENANT HEREBY SPECIFICALLY WAIVES ALL RIGHTS TENANT HAS OR MAY HAVE TO NOTICE AND OPPORTUNITY FOR A HEARING PRIOR TO EXECUTION UPON ANY JUDGMENT CONFESSED AGAINST TENANT BY LANDLORD HEREUNDER.

        TENANT (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LANDLORD HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LANDLORD WILL NOT SEEK TO EXERCISE OR ENFORCE ITS RIGHTS TO CONFESS JUDGMENT HEREUNDER, AND (II) ACKNOWLEDGES THAT THE EXECUTION OF THIS AMENDMENT BY LANDLORD HAS BEEN MATERIALLY INDUCED BY, AMONG OTHER THINGS, THE INCLUSION IN THIS AMENDMENT OF SAID RIGHTS TO CONFESS JUDGMENT AGAINST TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS SAID PROVISIONS WITH TENANT’S INDEPENDENT LEGAL COUNSEL AND THAT THE MEANING AND EFFECT OF SUCH PROVISIONS HAVE BEEN FULLY EXPLAINED TO TENANT BY SUCH COUNSEL, AND AS

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EVIDENCE OF SUCH FACT AN AUTHORIZED OFFICER OF TENANT SIGNS HIS OR HER INITIALS IN THE SPACE PROVIDED BELOW.

        /s/ WEH
      (Initials)

        IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

PMA CAPITAL INSURANCE COMPANY

By: /s/ William E. Hitselberger
Name: William E. Hitselberger
Title: SVP/CFO

NINE PENN CENTER ASSOCIATES, L.P. By NINE PENN CENTER PROPERTIES TRUST, a Maryland real estate investment trust, its general partner

By: /s/ Jennifer B. Clark
Name: Jennifer B. Clark
Title: Senior Vice President